EX-99.a-2
                                                 Amendment to Master Trust Agent

                                LEND LEASE FUNDS

                  AMENDMENT NO. 4 TO MASTER TRUST AGREEMENT


      AMENDMENT NO. 4 to the Master Trust Agreement of LEND LEASE FUNDS made as of the 17th day of November, 2004.

      WHEREAS, Section 7.3 of the Master Trust Agreement dated October 28, 1999, as amended, (the "Agreement") of LEND LEASE FUNDS (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust.

      NOW, THEREFORE, the undersigned, being an officer of the Trust, does hereby, certify that acting by written consent dated October 25, 2004 the Trustees approved the following:

      1. Section 1.1 of the Agreement is amended and restated in its entirely to read as follows:


      "Section 1.1 Name and Principal Office. This Trust shall be known as "Adelante Funds" and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine. The principal office of the Trust shall be at such location as the Trustees may from time to time determine."

      2. The first sentence of the first paragraph of Section 4.2 of the Agreement is amended and restated in its entirety to read as follows:

      "Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trust: Adelante U.S. Real Estate Securities Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:"

      IN WITNESS WHEREOF, the undersigned hereunto has set his hand for himself and his assigns, as of the date set forth above.


                                          /s/ Mark A. Hoopes
                                          ------------------
                                          Mark A. Hoopes
                                          Vice President